Exhibit 3.3

American Eagle Gold Corp.

Pro Forma Consolidated Financial Statements

September 30, 2025

(Unaudited - Expressed in Canadian Dollars)

AMERICAN EAGLE GOLD CORP.

PRO FORMA CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As at SEPTEMBER 30, 2025

(Unaudited - Expressed in Canadian dollars)

	American Eagle	Pacific Booker	Adjustments	Pro Forma Consolidated
ASSETS
Current
Cash	$30,451,505	$142,929	$(450,000)[1]
			34,066,158 [2]	$64,210,592
Amounts receivable	1,572,220	3,978	-	1,576,198
Prepaid expenses and deposits	246,131	24,672	-	270,803
Total current assets	32,269,856	171,579	33,616,158	66,057,593

Exploration and evaluation assets	-	514,537	(514,537)[3]	-
Reclamation deposit	148,018	123,600	-	271,618
Investment	255,000	-	-	255,000
Right-of-use asset	272,355	49,419	-	321,774
Equipment	8,740	10,645	-	19,385
TOTAL ASSETS	$32,953,969	$869,780	$33,101,621	$66,925, 370

LIABILITIES
Current
Accounts payable and accrued liabilities	$1,937,669	$19,593	$-	$1,957,262
Due to related party	833	-	-	833
Amounts owing to related parties	-	1,108,768	-	1,108,768
Lease obligation - current	48,683	10,122	-	58,805
Total current liabilities	1,987,185	1,138,483	-	3,125,668

Lease obligation	286,205	44,317	-	330,522
TOTAL LIABILITIES	$2,273,390	$1,182,800	$-	$3,456,190

SHAREHOLDERS' EQUITY
Share capital	$55,506,116	$54,452,511	$13,752,9173
			34,066,1582
			(54,452,511)[6]	$103,325,191

Reserves	4,237,661	22,882,687	179,2697
			(22,882,687)[7]	4,416,930

Deficit	(29,063,198)	(77,648,218)	(450,000)[1]
			(514,537)[3]
			(179,269)[7]
			(13,752,917)[5]
			77,335,1988	(44,272,941)
TOTAL SHAREHOLDERS' EQUITY	30,680,579	(313,020)	33,101,621	63,469,180
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$32,953,969	$869,780	$33,101,621	$66,925,370

Adjustments:

1.	Cash expenditures related to the Transaction
2.	To recognize cash receipts totalling $34,066,158 from the issuance of 29,394,750 shares subsequent to September 30, 2025 pursuant to financing transactions, stock option exercises and warrant exercises.
3.	To expense Pacific Booker’s exploration and evaluation expenditures to conform with American Eagle’s accounting policy.
4.	23,711,926 shares issued at an exchange rate of 1.41 American Eagle shares for every Pacific Booker share. American Eagle shares priced at $0.58, reflecting the closing share price on September 30, 2025. Refer to Note 2.
5.	Acquisition is treated as an asset acquisition for consolidated financial reporting purposes, with American Eagle acquiring the net assets of Pacific Booker. As American Eagle expenses its exploration and evaluation expenditures, the value of mineral properties acquired is recognized in deficit.
6.	Pacific Booker’s share capital eliminate on consolidation.
7.	Pacific Booker's Reserves is eliminated on consolidation, with outstanding Pacific Booker options revalued based on terms for their exchange under the transaction.
8.	Pacific Booker’s accumulated deficit is eliminated on consolidation.

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

AMERICAN EAGLE GOLD CORP.

PRO FORMA CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

For the nine months ended September 30, 2025

(Unaudited - Expressed in Canadian dollars)

	American Eagle	Pacific Booker	Adjustments		Pro Forma Consolidated
EXPENSES
Exploration and evaluation expenditures	$7,300,131	$-	$53,385	[1]
			14,759,743	[2]	$22,113,259
Transfer agent, filing fees and shareholder communications	135,400	131,144	150,000	[3]	416,544
Management and consulting	394,234	10,500	-		404,734
Professional fees	124,428	21,938	300,0003		446,366
Share-based compensation	1,290,586	417,420	-		1,708,006
Office, general and administrative	144,910	76,757	-		221,667
Amortization	46,147	3,864	-		50,011
Accretion expense	26,219	-	-		26,219
Unrealized loss (gain) on investment	(60,000)	-	-		(60,000)
Interest income	(731,712)	178	-		(731,534)
Other income	(285,000)	-	-		(285,000)
TOTAL EXPENSES	$8,385,343	$661,801	$15,263,128		$24,310,272

Deferred income tax recovery
Flow-through share premium liability renunciation	(1,065,292)	-	-		(1,065,292)
NET LOSS AND COMPREHENSIVE LOSS FOR THE PERIOD	$7,320,051	$661,801	$15,263,128		$23,244,980

1.	To recognize the exploration and evaluation expense in alignment with American Eagle’s accounting policy. Refer to Note 3.
2.	To recognize the exploration and evaluation expense on acquisition. Refer to Note 2.
3.	To recognize transaction costs. Refer to Note 2.

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

AMERICAN EAGLE GOLD CORP.

PRO FORMA CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

For the year ended December 31, 2024

(Unaudited - Expressed in Canadian dollars)

	American Eagle	Pacific Booker	Adjustments		Pro Forma Consolidated
EXPENSES
Exploration and evaluation expenditures	$7,965,795	$-	$42,106	[1]
			14,759,743	[2]	$22,767,644
Transfer agent, filing fees and shareholder communications	283,290	165,610	150,000	[3]	598,900
Management and consulting	757,983	48,500	-		806,483
Share-based compensation	1,510,147	223,384	-		1,733,531
Office, general and administrative	210,039	120,394	-		330,433
Amortization	7,648	5,475	-		13,123
Audit, accounting and legal	106,512	73,376	300,000	[3]	406,512
Unrealized loss (gain) on investment	(90,000)	-	-		(90,000)
Interest income	(483,758)	(3,569)			(487,327)
Other income	-	3	-		3
TOTAL EXPENSES	$10,267,656	$633,173	$15,251,849		$26,152,678

Deferred income tax recovery
Flow-through share premium liability renunciation	(2,412,971)	-	-		(2,412,971)
NET LOSS AND COMPREHENSIVE LOSS FOR THE PERIOD	$7,854,685	$633,173	$15,251,849		$23,739,707

1.	To recognize the exploration and evaluation expense in alignment with American Eagle’s accounting policy. Refer to Note 3.
2.	To recognize the exploration and evaluation expense on acquisition. Refer to Note 2.
3.	To recognize transaction costs. Refer to Note 2.

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

American Eagle Gold Corp.

Notes to the Pro Forma Consolidated Financial Statements as at September 30, 2025 and for the nine months ended September 30, 2025 and the year ended October 31, 2023

(Unaudited - Expressed in Canadian dollars)

1.     BASIS OF PREPARATION

These unaudited pro forma consolidated financial statements have been prepared in connection with the proposed transaction between American Eagle Gold Corp. (the “Company” or “American Eagle”) and Pacific Booker Corp. (“Pacific Booker”), whereby American Eagle has made a bid to acquire all of the issued and outstanding common shares of Pacific Booker (the “Transaction”).

These unaudited pro forma consolidated financial statements have been prepared from information derived from, and should be read in conjunction with, the unaudited condensed interim financial statements of American Eagle for the three and nine months ended September 30, 2025 and the financial statements of American Eagle for the year ended December 31, 2024, the unaudited condensed interim financial statements of Pacific Booker for the nine months ended October 31, 2025 and the financial statements of Pacific Booker for the year ended January 31, 2025. The historical financial statements of American Eagle and Pacific Booker were prepared in accordance with International Financial Reporting Standards (“IFRS”). These unaudited pro forma consolidated financial statements have been compiled as follows:

a.	An unaudited pro forma consolidated statement of financial position as at September 30, 2025 combining:

i.The unaudited condensed interim statement of financial position of American Eagle as at September 30, 2025;

ii.The unaudited condensed interim statement of financial position of Pacific Booker as at October 31, 2025; and

iii.The footnotes following the pro forma statements.

b.	An unaudited pro forma consolidated statement of net loss and comprehensive loss for the nine months ended September 30, 2025 combining:

i.The unaudited condensed interim statement of net loss and comprehensive loss of American Eagle for the nine months ended September 30, 2025;

ii.The unaudited condensed interim statement of net loss and comprehensive loss of Pacific Booker for the nine months ended October 31, 2025; and

iii.The footnotes following the pro forma statements.

c.	An unaudited pro forma consolidated statement of comprehensive (loss) / earnings for the year ended December 31, 2024, combining:

i.The statement of net loss and comprehensive loss of American Eagle for the year ended December 31, 2024;

ii.The statement of net loss and comprehensive loss of Pacific Booker for the year ended January 31, 2025; and

iii.The footnotes following the pro forma statements.

The unaudited pro forma consolidated statement of financial position as at September 30, 2025 reflects the Transaction described in Note 4 as if it was completed on September 30, 2025. The unaudited pro forma consolidated statement of Net loss and comprehensive loss for the nine months ended September 30, 2025 and for the year ended December 31, 2024 have been prepared as if the proposed Transaction described in Note 3 had occurred on January 1, 2025 and January 1, 2024, respectively.

The unaudited pro forma consolidated financial statements are not intended to reflect the financial performance or the financial position of the Company which would have resulted had the Transaction been affected on the dates indicated. Actual amounts recorded upon completion of the proposed Transaction will likely differ from those recorded in the unaudited pro forma consolidated financial statements and such differences could be material. Any potential synergies that may be realized, integration costs that may be incurred upon completion of the Transaction or other non-recurring changes have been excluded from the unaudited pro forma financial information. Further, the pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future.

American Eagle Gold Corp.

Notes to the Pro Forma Consolidated Financial Statements as at September 30, 2025 and for the nine months ended September 30, 2025 and the year ended October 31, 2023

(Unaudited - Expressed in Canadian dollars)

2.      IDENTIFIABLE ASSETS ACQUIRED AND LIABILITIES ASSUMED IN THE TRANSACTION

In October 2018, the IASB issued amendments to the guidance in IFRS 3, that revises the definition of a business. The revised guidance introduces an optional concentration test that, if met, eliminates the need for further assessment. To be considered a business, an acquisition would have to include an input and a substantive process that together significantly contribute to the ability to create outputs. The new guidance provides a framework to evaluate when an input and a substantive process are present. It is also no longer necessary to assess whether market participants are capable of replacing missing elements or integrating the acquired activities and assets. These amendments are effective and shall be applied to business combinations for which the acquisition date is on or after the beginning of the first annual reporting periods beginning on or after January 1, 2020 and to asset acquisitions that occur on or after the beginning of that period.

As the acquisition of Pacific Booker met the concentration test, American Eagle has accounted for the Transaction as an asset acquisition, measured under IFRS 2, Share-based Payments. The fair value of the consideration has been allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition as follows:

Acquisition price
American Eagle shares issued for Pacific Booker shares		$13,752,917
American Eagle options issued for Pacific Booker options		179,269
	A	$13,932,186

Estimated fair value of Pacific Booker’s net assets acquired
Cash		$142,929
Amounts receivable		3,978
Prepaid expenses		24,672
Right of Use Asset		49,419
Reclamation deposit		123,600
Equipment		10,645
Accounts payable and accrued liabilities		(19,593)
Owed to related party		(1,108,768)
Lease liability		(54,439)
	B	$(827,557)

Net assets acquired	A - B	$14,759,743

The acquisition price has been calculated as:

-	23,711,926 American Eagle shares issued at $0.58 per share as consideration for 16,816,969 Pacific Booker shares converted using a conversion rate of 1.41 American Eagle shares for each Pacific Booker share; and,
-	4,600,830 American Eagle options issued in consideration for 3,263,000 Pacific Booker options converted to American Eagle options using a conversion rate of 1.41 with the same conversion rate applying to the exercised prices. The total fair value of $179,269 was estimated using the Black-Scholes option pricing model assuming an expected life range of 0.6 to 2.2 years, a risk-free interest rate of 2.38%, an expected volatility of 80.43% based on historical volatility, share price of $0.58 and expected dividend yield of rate of 0%.

American Eagle Gold Corp.

Notes to the Pro Forma Consolidated Financial Statements as at September 30, 2025 and for the nine months ended September 30, 2025 and the year ended October 31, 2023

(Unaudited - Expressed in Canadian dollars)

A final determination of the fair value of Pacific Booker’s assets and liabilities will be based on the information and assumptions that exist as of the closing date of the Transaction, and, therefore, cannot be made prior to the Transaction date. In addition, the value of the consideration to be paid by American Eagle upon the consummation of the Transaction will be determined based on the closing price of American Eagle’s common shares on the Transaction date. Other than 800,000 Pacific Booker options which have expired since September 30, 2025, and 730,000 Pacific Booker options granted since September 30, 2025, no effect has been given to any other new Pacific Booker common shares or other equity awards that may be issued or granted subsequent to September 30, 2025 and before the closing date of the Transaction, and none are anticipated. As a result, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma financial information. American Eagle has estimated the fair value of Pacific Booker’s assets and liabilities based on reviewing Pacific Booker’s management financial statements and related disclosure documents. Upon completion of the Transaction, a final determination of fair value of Pacific Booker’s assets and liabilities will be performed. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will be reflected in the actual reporting by the Company subsequent to closing.

The combined Canadian federal and provincial effective income tax rate for American Eagle is expected to be 26.5%.

3.     SIGNIFICANT ACCOUNTING POLICIES

The accounting policies used in preparing the unaudited pro forma consolidated financial statements are set out in the Company’s audited financial statements for the year ended December 31, 2024 and the unaudited condensed interim financial statements for the nine months ended September 30, 2025. In preparing the unaudited pro forma consolidated financial statements, a preliminary review was undertaken to identify any accounting policy differences between the accounting policies used by Pacific Booker and those of the Company where the impact was potentially material and could be reasonably estimated. The significant accounting policies of American Eagle and Pacific Booker conform, in all material respects, to those of the Company, with the exception of Pacific Booker capitalizing the costs associated with its exploration properties whereas American Eagle expenses these costs.

4.     DESCRIPTION OF THE TRANSACTION

On April 14, 2026, American Eagle commenced an offer (the “Offer”) to acquire all of the issued and outstanding common shares of Pacific Booker in exchange for 1.41 American Eagle shares for each Pacific Booker share. The Offer is open for acceptance until 5 p.m. (Toronto Time) on Wednesday, July 29, 2026 (the “Expiry Time”), unless extended, accelerated or withdrawn.

The Offer is subject to certain conditions, including, among other things, that: (a) there shall have been validly deposited under the Offer and not withdrawn that number of Pacific Booker shares that represent more than 50% of the outstanding Pacific Booker shares, excluding any Pacific Booker shares beneficially owned, or over which control or direction is exercised, by American Eagle or by any person acting jointly or in concert with American Eagle; (b) not less than 66 2/3% of the outstanding Pacific Booker shares, on a fully diluted basis, (excluding any Pacific Booker shares beneficially owned, or over which control or direction is exercised, by American Eagle or by any person acting jointly or in concert with American Eagle) having been validly deposited under the Offer and not withdrawn at the Expiry Time of the Offer; (c) no material adverse change having occurred in respect of the business, affairs, assets, operations or prospects of Pacific Booker; (d) all required governmental, regulatory and stock exchange approvals that American Eagle considers necessary or desirable in connection with the Offer shall have been obtained and each such approval shall be in full force and effect; and (e) the other customary conditions, each as more particularly described in the offer to purchase and take-over bid circular.

Subject to the terms and conditions of the Offer, American Eagle will take up Pacific Booker shares immediately following the Expiry Time and pay for the Pacific Booker shares deposited under the Offer as soon as possible, but in any event not later than three business days after taking up such Pacific Booker shares.

Subject to applicable law, American Eagle reserves the right to withdraw, vary the terms of, extend, or terminate the Offer and to not take up and pay for any Pacific Booker shares deposited to the Offer unless each of the conditions of the Offer is satisfied or waived, as applicable, at or prior to the Expiry Time.

American Eagle Gold Corp.

Notes to the Pro Forma Consolidated Financial Statements as at September 30, 2025 and for the nine months ended September 30, 2025 and the year ended October 31, 2023

(Unaudited - Expressed in Canadian dollars)

Pro Forma Share Capital	Common Shares	Amount ($)
Issued and outstanding, September 30, 2025	172,877,287	55,506,116
Share issued subsequent to September 30, 2025 pursuant to financing transactions, stock option exercise and warrant exercises	29,394,750	34,066,158
Shares issued as consideration in connection with Pacific Booker Transaction	23,711,926	13,752,917
Pro forma balance issued and outstanding	225,983,963	103,325,191

Pro Forma Loss per share

Basic Loss per Share
Nine months ended September 30, 2025
Actual weighted average number of American Eagle common shares outstanding	171,961,613
Share issued subsequent to September 30, 2025 pursuant to financing transactions, stock option exercise and warrant exercises	29,394,750
Shares issued as consideration in connection with Pacific Booker Transaction	23,711,926

Pro forma weighted average number of American Eagle shares outstanding (Basic)	225,068,289
Net Loss and Comprehensive Loss	$23,244,980
Pro forma loss per share - Basic	$0.10

Year ended December 31, 2024
Actual weighted average number of American Eagle common shares outstanding	131,345,551
Share issued subsequent to September 30, 2025 pursuant to financing transactions, stock option exercise and warrant exercises	29,394,750
Shares issued as consideration in connection with Pacific Booker Transaction	23,711,926

Pro forma weighted average number of American Eagle shares outstanding (Basic)	184,452,227
Net Loss and Comprehensive Loss	$23,739,707
Pro forma loss per share - Basic	$0.13

Note – Diluted loss per share has not been calculated as EPS is antidilutive for both the nine months ended September 30, 2025 and year ended December 31, 2024.